Exhibit 3i

RESTATED ARTICLES OF INCORPORATION

of

NATIONAL PRESTO INDUSTRIES, INC.

The following Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes supersede and take the place of the existing articles of incorporation and amendments thereto:

ARTICLE 1. The name of the corporation shall be National Presto Industries, Inc.

ARTICLE 2. The period of existence shall be perpetual.

ARTICLE 3. The purpose for which this corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE 4. The aggregate number of shares which the corporation shall have authority to issue is 12,000,000 shares consisting of one class only, designated as “Common Stock”, of the par value of $1.00 per share.

ARTICLE 5. No holder of common or of any other class of stock of the corporation shall be entitled as a matter of right to subscribe for, purchase, or receive any part of any issue of any stock of the corporation of any class, either at present authorized or of any future increase or creation, including without limitation, any securities convertible into stock of any class.

ARTICLE 6. (A) The number of directors which shall constitute the whole Board of Directors of the corporation shall be five. The Board of Directors shall be divided into three classes with two classes of two directors and one class of one director and the term of office of one class expiring each year. At the annual meeting of stockholders in 1976, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Thereafter, each class of directors shall be elected for a term ending on the third annual meeting following the annual meeting at which such class of directors was elected. During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity shall be filled by a majority of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, die, become incapacitated or shall otherwise be removed.

Current as of March 8, 2006

(B) Four (4) directors shall constitute a quorum for the transaction of business, and if at any meeting of the Board of Directors there shall be less than a quorum of four (4), a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number be required by law or by the Articles of Incorporation.

(C) No director of the corporation shall be removed from his office as a director by vote or other action of stockholders or otherwise unless the director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or unless the director to be removed has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

(D) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(i)	to make, alter or repeal the bylaws of the corporation,
(ii)	to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation,
(iii)	to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created, and
(iv)

by resolution passed by a majority of the whole board, to designateone or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

ARTICLE 7. The address of the registered office at the time of adoption of these restated articles is 3925 North Hastings Way, Eau Claire, Wisconsin 54701.

ARTICLE 8. The name of the registered agent at such address at the time of adoption of these restated articles is M. M. Whelihan.

ARTICLE 9.   (A) Except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of this corporation (the “Corporation”) entitled to vote shall be required:

(i)	to adopt any agreement for, or to approve, the merger or consolidation of the Corporation or any subsidiary (as hereinafter defined) with or into any other person (as hereinafter defined),
(ii)	to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of the Corporation or any subsidiary, or
(iii)

to authorize the issuance or transfer by the Corporation or any subsidiary of any voting securities of the Corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by any agreement between the Corporation and any national securities exchange or by any other agreement to which the Corporation or any subsidiary is a party, if, in any such case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, directly or indirectly through any affiliate, the beneficial owner of five percent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors. If such other person is not, and has not been, a five percent (5%) beneficial owner, the provisions of this paragraph (A) shall not apply, and the provisions of Wisconsin Law shall apply.

(B)      The provisions of paragraph (A) of this Article shall not apply, and the provisions of Wisconsin law shall apply to (i) any transaction described therein if the Board of Directors by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the Board of Directors voting in favor of such resolution were duly elected and acting members of the Board of Directors prior to the time such other person became the beneficial owner of five percent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors) or (ii) any transaction described therein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its subsidiaries.

(C)      The affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of the Corporation entitled to vote shall be required for the adoption of any plan for the dissolution of the Corporation if the Board of Directors shall not have, by resolution, recommended to the stockholders the adoption of such plan for dissolution of the Corporation. If  the Board of Directors shall have so recommended to the stockholders such plan for dissolution of the Corporation, the provisions of Wisconsin law shall apply.

(D)      For purposes of this Article;

(i)	a “subsidiary” is any corporation more than forty-nine percent (49%) of the voting securities of which are owned, directly or indirectly, by the Corporation;
(ii)	a “person” is any individual, corporation or other entity; and
(iii)	an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified person.

(F)       The Board of Directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to such Board,

(i)

whether any person referred to in paragraph (A) of this Article owns beneficially five percent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; and

(ii)	whether a proposed transaction is substantially consistent with any memorandum of understanding of the character referred to in paragraph (B) of this Article.

Any such determination shall be conclusive and binding for all purposes of this Article.

ARTICLE 10. The provisions set forth in Articles 6 and 9 above, and in this Article 10 may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of this corporation entitled to vote.

ARTICLE 11:   (A)   In the event that any person (Acquiring Person) (i) who is the beneficial owner, directly or indirectly, of more than fifty percent of the outstanding common stock of the Corporation becomes the beneficial owner, directly or indirectly, of any additional shares of common stock pursuant to a tender offer or (ii) becomes the beneficial owner, directly or indirectly, of more than fifty percent of the outstanding common stock of the Corporation and any of such shares were acquired pursuant to a tender offer, each holder of shares of common stock of the Corporation other than the Acquiring Person or a transferee of the Acquiring Person, shall have the right until and including the sixtieth day following the date the notice to holders of shares of common stock of the Corporation referred to in subparagraph C hereof is mailed to have the shares of common stock of the Corporation held by such holder redeemed by the Corporation at the Redemption Price determined as provided in subparagraph E herein, and each holder of securities convertible into shares of common stock of the Corporation or of options, warrants, or rights exercisable to acquire shares of common stock of the Corporation prior to such sixtieth day, other than the Acquiring Person or a transferee of the Acquiring

Person, shall have the right simultaneously with the conversion of such securities or exercise of such options, warrants, or rights to have the shares of common stock of the Corporation to be received thereupon by such holder redeemed by the Corporation at the Redemption Price; provided that no holder of shares of common stock of the Corporation shall have any right to have such shares of common stock of the Corporation redeemed by the Corporation pursuant to this Article 11 if the Corporation acting through a Non-Affiliated majority of its Board of Directors shall within ten days following the announcement or publication of such tender offer or following any amendment to such tender offer recommends to the holders of shares of common stock of the Corporation that such tender offer be accepted by the holders of the shares of common stock of the Corporation.

(B)	For purposes of this Article 11:

(1)     The term “person” shall include an individual, a corporation, partnership, trust or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring shares of common stock of the Corporation, such partnership, syndicate or group shall be deemed a “person”.

(2)       The term “Non-Affiliated majority of the Board of Directors” shall mean a majority of those members of the Board of Directors of the Corporation who were duly elected and acting members of the Board of Directors prior to the time such Acquiring Person acquired the status of an Acquiring Person.

(3)       For the purpose of determining whether a person is an Acquiring Person, such person shall be deemed to beneficially own (i) all shares of common stock of the Corporation with respect to which such person has the capability to control or influence the voting power in respect thereof and (ii) all shares of common stock of the Corporation which such person has the immediate or future right to acquire, directly or indirectly, pursuant to agreements, through the exercise of options, warrants or rights or through the conversion of convertible securities or otherwise; and all shares of common stock of the Corporation which such person has the right to acquire in such manner shall be deemed to be outstanding shares, but shares of common stock of the Corporation which any other person has the right to acquire in such manner shall not be deemed to be outstanding shares.

(4)       The acquisition of shares of common stock of the Corporation by the Corporations or by any person controlled by the Corporation shall not engender the right to have shares of common stock of the Corporation redeemed pursuant to this Article 11.

(5)       The right to have shares of common stock of the Corporation redeemed pursuant to this Article 11 shall attach to such shares and shall not be personal to the holder thereof.

(6)       The term “tender offer” shall mean an offer to acquire or an acquisition of shares of common stock of the Corporation pursuant to a request or invitation for tenders or an offer to purchase such shares for cash, securities or any other consideration.

(7)       The term “market purchases” shall mean the acquisition of shares of common stock of the Corporation from holders of such shares in privately negotiated transactions or in transactions effected through a broker or dealer.

(8)       Subject to the provisions of B (3) hereof, “outstanding shares” shall mean shares of common stock of the Corporation which at the time in question have been issued by the Corporation and not reacquired and held or retired by it or held by any subsidiary of the Corporation.

(9)       Any matters related to the foregoing definitions or interpretations of the provisions of this Article 11 shall be conclusively determined by a Non-Affiliated majority of the Board of Directors of the Corporation.

(C)               (1)       Not later than twenty days following the date on which the Corporation receives credible notice that any person has become an Acquiring Person and a Non-Affiliated majority of the Board of Directors determines the redemption price to be paid pursuant hereto, the Corporation shall give written notice, by first class mail, postage prepaid, at the addresses shown on the records of the Corporation, to each holder of record of shares of common stock of the Corporation as of a date not more than seven days prior to the date of the mailing pursuant to this subparagraph C and shall advise each such holder of the right to have shares redeemed, the redemption price and the procedures for such redemption. In the event that the Corporation fails to give notice as required by this subparagraph C, any holder entitled to receive such notice may within twenty days thereafter serve written demand upon the Corporation to give such notice. If within twenty days after the receipt of written demand the Corporation fails to give the required notice, such holder may at the expense and on behalf of the Corporation take such reasonable action as may be appropriate to give notice or to cause notice to be given pursuant to this subparagraph C.

(2)       In the event shares of common stock of the Corporation are subject to redemption in accordance with this Article 11, the Directors of the Corporation shall designate a Redemption Agent, which shall be a corporation or association (i) organized and doing business under the laws of the United States or any State, (ii) subject to supervision or examination by Federal or State authority, (iii) having combined capital and surplus of at least $5,000,000 and (iv) having the power to exercise corporate trust powers.

(3)       For a period of sixty days from the date of mailing of the notice to holders of shares of common stock of the Corporation referred to in this subparagraph C, holders of shares of common stock of the Corporation and other persons entitled to have shares of common stock of the Corporation redeemed pursuant to this Article 11 may, at their option, deposit certificates representing all or less than all shares of common stock of the Corporation held of record by them with the Redemption Agent together with written notice that the holder elects to have such shares redeemed pursuant to this Article 11. Redemption shall be deemed to have been effected at the close of business on the day such certificates are deposited in proper form with the Redemption Agent.

(4)       The Corporation shall promptly, upon giving of the notice required pursuant to subsection (1) above, deposit in trust with the Redemption Agent cash in an amount equal to the aggregate Redemption Price of all of the shares of common stock of the Corporation entitled to Redemption, such cash to be held by the Redemption Agent for purposes of redemption hereunder.

(5)       As soon as practicable after receipt by the Redemption Agent of the cash deposit by the Corporation referred to in this subparagraph C, the Redemption Agent shall issue its checks payable to the order of the persons entitled to receive the Redemption Price of the shares of common stock of the Corporation in respect of which such cash deposit was made. Any remaining amounts shall be returned to the Corporation upon expiration of the maximum period during which redemptions might be effected pursuant to this Article 11.

(D)       All shares of common stock of the Corporation with respect to which redemption has been effected pursuant to this Article 11 shall thereupon be deemed retired.

(E)       (1) The Redemption Price shall be the amount payable by the Corporation in respect of each share of common stock of the Corporation with respect to which redemption has been demanded pursuant to this Article 11 and shall be the greater amount determined on either of the following bases, but in no event shall the Redemption Price be less than the amount of stockholders’ equity in respect of each outstanding share of common stock of the Corporation as determined in accordance with generally accepted accounting principles and as reflected in any published report by the Corporation as at the fiscal quarter ending immediately preceding the notice to stockholders referred to in subparagraph C hereof:

(a)

The highest price per share, including any commission paid to brokers or dealers for solicitation or whatever, (i) at which shares of common stock of the Corporation held by the Acquiring Person were acquired pursuant to a tender offer regardless of when such tender offer was made or (ii) at which such shares were acquired pursuant to any market purchase or otherwise within eighteen months prior to the notice to holders of shares of common stock of the Corporation referred to in subparagraph C hereof. For purposes of this subsection (a), if the consideration paid in any such acquisition of shares of common stock of the Corporation consisted, in whole or in part, of consideration other than cash, the Board of Directors of the Corporation shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the cash value, if any, ascribed to such consideration by the Acquiring Person.

(b)

The highest sale price per share of common stock of the Corporation for any trading day during the eighteen months prior to the notice to holders of shares of common stock of the Corporation referred in subparagraph C hereof. For purposes of this subsection (b), the sale price for any trading day shall be the highest sale price per share of common stock of the Corporation traded on the New York Stock Exchange or other national securities exchange or, if the shares are not then traded on a national securities exchange, the mean of the closing bid and asked price per share.

(2)

The determinations to be made pursuant to this subparagraph E shall be made by a Non-Affiliated majority of the Board of Directors not later than the date of the notice to holders of shares of common stock of the Corporation referred to in subparagraph C hereof. In making such determination the Non-Affiliated majority of the Board of Directors may engage such persons, including investment banking firms and the independent accountants, who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Non-Affiliated majority of the Board of Directors, be of assistance to the Non-Affiliated majority of the Board of Directors.

(3)

The determinations to be made pursuant to this subparagraph E, when made by the Non-Affiliated majority of the Board of Directors acting in good faith on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders, including any person referred to in subparagraph A hereof.

(F)

The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action or approval by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, in such amounts and from such funds as the Board of Directors shall determine to the fullest extent permitted by Wisconsin law.

(G)

The provisions set forth in this Article 11 may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of this Corporation entitled to vote.